July 26, 2002



Smithway Motor Xpress Corp.
2031 Quail Avenue
Fort Dodge, Iowa 50501

       RE: Registration Statement on Form S-8

Ladies and Gentlemen:

     This opinion is rendered in connection with a Registration Statement on Form S-8 (the "Registration Statement") to be filed by Smithway Motor Xpress Corp., a Nevada corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933. The Registration Statement relates to the registration of 400,000 shares of the Company's Class A common stock, par value $.01 per share (the "Shares"), which are to be offered under the Company's New Employee Incentive Stock Plan (the "Plan"). It is our opinion that the Shares, when issued and paid for in accordance with the Plan and any agreements evidencing awards of the Shares, will be legally issued, fully paid, and non-assessable shares of the Class A common stock of the Company.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement.

                                        Very truly yours,

                                        SCUDDER LAW FIRM, P.C., L.L.O.


                                        By: /s/ Heidi Hornung-Scherr
                                           --------------------------------
                                              Heidi Hornung-Scherr, Principal